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                      September 29, 2023

       Yan Tang
       Chief Executive Officer
       Hello Group Inc.
       20th Floor, Block B
       Tower 2, Wangjing SOHO
       No. 1 Futongdong Street
       Chaoyang District, Beijing 100102
       People   s Republic of China

                                                        Re: Hello Group Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36765

       Dear Yan Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology